Exhibit 4.5

TRILLIUM THERAPEUTICS INC.
(formerly, Stem Cell Therapeutics Corp.)

STOCK OPTION PLAN

Amended and Restated
on May 27, 2014

1.        Definitions

              Unless otherwise defined herein or the context otherwise requires, capitalized terms used have the meaning ascribed to them in the Toronto Stock Exchange (“TSX”) Company Manual.

2.        Purpose of Plan

            The purpose of the Trillium Therapeutics Inc. (the “Corporation”) Stock Option Plan (the “Plan”) is to assist the Corporation in attracting, retaining and motivating directors, officers, service providers (the term “service provider” having the definition ascribed thereto in the TSX Company Manual) and employees of the Corporation and its subsidiaries and to closely align the personal interests of such directors, officers, employees and service providers with those of the shareholders of the Corporation by providing them with the opportunity, through options (“Options”), to acquire common shares (“Common Shares”) in the capital of the Corporation.

3.        Administration

            The Plan shall be administered by the Board of Directors of the Corporation which shall have full and final authority and discretion, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan, subject to the rules and policies of any exchange or quotation system upon which the Corporation’s Common Shares are listed or quoted including the TSX. The Board of Directors may delegate any or all of its authority and discretion with respect to the administration of the Plan to a compensation committee of directors. When used hereafter in the Plan, “Board of Directors” shall be deemed to include the compensation committee acting on behalf of the Board of Directors.

4.          Number of Shares Under Plan

            The number of authorized but unissued Common Shares that may be issued upon the exercise of Options granted under the Plan at any time, plus the number of Common Shares reserved for issuance under outstanding Options otherwise granted by the Corporation (collectively, the “Optioned Shares”) shall not exceed ten percent of the combined total of the issued and outstanding Common Shares and the number of Common Shares issuable upon due exercise of the issued and outstanding Preferred Shares, and the number of Optioned Shares reserved for issuance under the Plan shall increase or decrease as the number of issued and outstanding Common Shares and Preferred Shares changes. Any exercise of Options will make new grants available under the Plan. However, the following additional restrictions apply:

(a)

in no event shall Options be granted to an individual to purchase in excess of five percent of the total of the number of then issued and outstanding Common Shares and the number of Common Shares issuable upon due conversion of the issued and outstanding Preferred Shares of the Corporation in any 12 month period;

(b)

the aggregate number of Common Shares issuable (or reserved for issuance) to Insider Participants under the Plan (such that “Insider Participant” shall mean any Participant (as defined in Section 5 below) that is an Insider as defined in Section 613 of the TSX Company Manual) or any other security-based compensation arrangement of the Corporation and its affiliates (including, without limitation, the Corporation’s Deferred Share Unit Plan, which together with this Plan shall be referred to as “Security-Based Compensation Arrangements”), may not at any time exceed 10% of the total combined issued and outstanding Common Shares and the number of Common Shares issuable upon due conversion of the issued and outstanding Preferred Shares;

(c)

the aggregate number of Common Shares issued to Insider Participants under the Plan or any other Security-Based Compensation Arrangement of the Company within a one-year period, may not exceed 10% of the total combined number of issued and outstanding Common Shares and the number of Common Shares issuable upon due conversion of the issued and outstanding Preferred Shares; and

(d)

if Options granted to an individual under the Plan in respect of certain Optioned Shares expire or terminate for any reason with or without having been exercised, such Optioned Shares may be made available for other Options to be granted under the Plan.

5.          Eligibility

            Options may be granted under the Plan to such directors, officers, employees of, or service providers to, the Corporation or its subsidiaries as the Board of Directors may from time to time designate as participants (the “Participants”) under the Plan. Subject to the provisions of the Plan, the total number of Optioned Shares to be made available under the Plan and to each Participant, the time or times and price or prices at which Options shall be granted, the time or times at which such Options are exercisable and any conditions or restrictions on the exercise of Options shall be in the full and final discretion of the Board of Directors.

            Notwithstanding the expiration date applicable to any Option, if an Option would otherwise expire during or immediately after a Black-out Period, then the expiration date of such Option shall be the tenth business day following the expiration of the Black-out Period, provided that in no event shall the period during which said Option is exercisable be extended beyond 10 years from the date such Option is granted to the Participant. Where used herein, “Black-out Period” means the period during which the Corporation has imposed trading restrictions on its Insiders and certain other persons pursuant to its insider trading and disclosure policies.

6.          Terms and Conditions

            All Options under the Plan shall be granted upon and subject to the terms and conditions hereinafter set forth.

(a)	Exercise Price

The exercise price payable in respect of each Optioned Share may not be lower than the volume weighted average trading price of the Common Shares on the TSX over a period of five days preceding the date of grant.

(b)	Option Agreement

All Options granted under the Plan shall be evidenced by means of an agreement (the “Option Agreement”) between the Corporation and each Participant in a form as may be approved by the Board of Directors, such approval to be conclusively evidenced by the execution of the Option Agreement by any senior officer or director of the Corporation other than the Participant. The Corporation shall represent in each Option Agreement that the Participant is a bona fide director, officer, or employee of, or service provider to, the Corporation.

(c)	Length of Grant and Vesting

Each Option granted under the Plan shall expire not later than the 10th anniversary of the date such Option was granted and may be exercised by the Participant subject to such vesting (if any), during the term thereof as the Board of Directors shall determine (“Option Period”).

(d)	Non-Assignability of Options

An Option granted under the Plan shall not be transferable or assignable (whether absolutely or by way of mortgage, pledge or other charge) by a Participant other than to a Participant’s Registered Retirement Savings Plan or wholly-owned corporation or by will or other testamentary instrument or the laws of succession and may be exercisable during the lifetime of the Participant only by such Participant.

(e)	Right to Postpone Exercise

Each Participant, upon becoming entitled to exercise an Option in respect of any Optioned Shares in accordance with an Option Agreement, shall thereafter be entitled to exercise the Option to purchase such Optioned Shares at any time prior to the expiration or other termination of the Option Agreement or the Option rights granted thereunder in accordance with such agreement.

(f)	Exercise and Payment

Any Option granted under the Plan may be exercised by a Participant or the legal representative of a Participant by giving notice to the Corporation specifying the number of Common Shares in respect of which such Option is being exercised, accompanied by payment (by cash or certified cheque payable to the Corporation) of the entire exercise price (determined in accordance with the Option Agreement) for the number of Common Shares specified in the notice. Upon any such exercise of an Option by a Participant, the Corporation shall promptly deliver to such Participant or the legal representative of such Participant, as the case may be, a share certificate in the name of such Participant or the legal representative of such Participant, as the case may be, representing the number of Common Shares specified in the notice.

If the Corporation is required under the Income Tax Act (Canada) or any other applicable law to remit to any governmental authority an amount on account of tax on the value of any taxable benefit associated with the exercise or disposition of Options by a Participant, then the Participant shall, concurrently with the exercise or disposition:

(i)

pay to the Corporation, in addition to the exercise price for the Options, if applicable, sufficient cash as is determined by the Corporation to be the amount necessary to fund the required tax remittance;

(ii)

where the Corporation so agrees, authorize the Corporation, on behalf of the Participant, to sell in the market on such terms and at such time or times as the Corporation determines such portion of the Common Shares being issued upon exercise of the Options as is required to realize cash proceeds in the amount necessary to fund the required tax remittance; or

(iii) make other arrangements acceptable to the Corporation to fund the required tax remittance.

(g)	Rights of Participants

The Participants shall have no rights whatsoever as shareholders in respect of any of the Optioned Shares (including, without limitation, any right to receive dividends or other distributions therefrom, voting rights, warrants or rights under any rights offering) other than in respect of Optioned Shares for which Participants have exercised their Option to purchase and which have been issued by the Corporation.

(h)	Change of Control

Any Options outstanding immediately prior to the occurrence of a Change in Control, but which are not then exercisable, shall immediately vest and become fully exercisable upon the occurrence of a Change in Control. The term “Change of Control” shall mean any one or a combination of:

(i)

any transaction at any time and by whatever means pursuant to which (A) the Corporation goes out of existence by any means, except for any corporate transaction or reorganization in which the proportionate voting power among holders of securities of the entity resulting from such corporate transaction or reorganization is substantially the same as the proportionate voting power of such holders of Corporation voting securities immediately prior to such corporate transaction or reorganization or (B) any Person or any group of two or more Persons acting jointly or in concert (other than the Corporation, a wholly-owned Subsidiary (as defined in the Securities Act (Ontario)) of the Corporation, an employee benefit plan of the Corporation or of any of its wholly-owned Subsidiaries, including the trustee of any such plan acting as trustee) hereafter acquires the direct or indirect “beneficial ownership” (as defined by the Business Corporations Act (Ontario)) of, or acquires the right to exercise control or direction over, securities of the Corporation representing 50% or more of the Corporation’s then issued and outstanding securities in any manner whatsoever, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Corporation with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii)	the sale, assignment or other transfer of all or substantially all of the assets of the Corporation to a Person other than a wholly-owned Subsidiary of the Corporation;

(iii)

the dissolution or liquidation of the Corporation except in connection with the distribution of assets of the Corporation to one or more Persons which were wholly-owned Subsidiaries of the Corporation immediately prior to such event;

(iv)

the occurrence of a transaction requiring approval of the Corporation’s shareholders whereby the Corporation is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a wholly-owned Subsidiary of the Corporation); or

(v)	the Board passes a resolution to the effect that, for the purposes of some or all of the Option Agreements, an event set forth in (i), (ii), (iii) or (iv) above has occurred.

(i)	Alterations in Shares

In the event of a share dividend, share split, issuance of Common Shares or instruments convertible into Common Shares (other than pursuant to the Plan) for less than market value, share consolidation, share reclassification, exchange of Common Shares, recapitalization, amalgamation, merger, consolidation, corporate continuance, reorganization, liquidation or the like of or by the Corporation, the Board of Directors may make such adjustment, if any, of the number of Optioned Shares, or of the exercise price, or both, as it shall deem appropriate to give proper effect to such event, including to prevent, to the extent possible, substantial dilution or enlargement of rights granted to Participants under the Plan. In any such event, the maximum number of Common Shares available under the Plan may be appropriately adjusted by the Board of Directors. If because of a proposed merger, amalgamation or other corporate continuance or reorganization, the exchange or replacement of Common Shares in the Corporation for those in another corporation is imminent, the Board of Directors may, in a fair and equitable manner, determine the manner in which all unexercised Option rights granted under the Plan shall be treated including, for example, requiring the acceleration of the time for the exercise of such rights by the Participants and of the time for the fulfilment of any conditions or restrictions on such exercise. All determinations of the Board of Directors under this paragraph (j) shall be full and final,

(j)	Termination for Cause

If a Participant is dismissed as a director, officer or employee of, or service provider to, the Corporation or one of its subsidiaries for cause, all unexercised Option rights of that Participant under the Plan shall immediately become terminated and shall lapse notwithstanding the original term of the Option granted to such Participant under the Plan.

(k)	Retirement, Resignation or Termination

Subject to earlier termination pursuant to Section 6(k) above, if a Participant ceases to be a director, officer or employee of, or service provider to, the Corporation or of one of its subsidiaries as a result of:

	(i)	retirement at the normal retirement age prescribed by the Corporation pension plan, if any;

	(ii)	resignation; or

	(iii)	termination;

such Participant shall have the right for a period of 120 days from the date of ceasing to be a director, officer, employee or service provider to exercise the Option under the Plan with respect to all Optioned Shares of such Participant to the extent they were exercisable on the date of ceasing to hold any such position with the Corporation, or until the normal expiry date of the Option rights of such Participant, whichever is earlier. Upon the expiration of such period, all unexercised Option rights of that Participant shall immediately become terminated and shall lapse notwithstanding the original term of the Option granted to such Participant under the Plan.

(l)	Disabled Participant

If a Participant ceases to be a director, officer or employee of, or service provider to, the Corporation or of one of its subsidiaries as a result of disability or illness preventing the Participant from performing the duties routinely performed by such Participant, such Participant shall have the right for a period of 180 days (or until the normal expiry date of the Option rights of such Participant if earlier) from the date of ceasing to be a director, officer, employee or Service provider to exercise the Option under the Plan with respect to all Optioned Shares of such Participant to the extent they were exercisable on the date of ceasing to hold any such position. Upon the expiration of such 180 day period all unexercised Option rights of that Participant shall immediately become terminated and shall lapse notwithstanding the original term of the Option granted to such Participant under the Plan.

(m)	Deceased Participant

In the event of the death of any Participant, the legal representatives of the deceased Participant shall have the right for a period of one year (or until the normal expiry date of the Option rights of such Participant if earlier) from the date of death of the Participant to exercise the deceased Participant’s Option with respect to all of the Optioned Shares of the deceased Participant to the extent they were exercisable on the date of death. Upon the expiration of such period all unexercised Option rights of the deceased Participant shall immediately become terminated and shall lapse notwithstanding the original term of the Option granted to the deceased Participant under the Plan.

7.          Amendment and Discontinuance of Plan

            The Board has the discretion to make amendments to this Plan and any Options granted hereunder which it may deem necessary, without having to obtain shareholder approval. Such changes include, without limitation:

(i)	minor changes of a “housekeeping” nature;

(ii)

amending Options under the Plan, including with respect to the Option Period (provided that the period during which an Option is exercisable does not exceed ten years from the date the Option is granted and that such Option is not held by an Insider Participant), vesting period, exercise method and frequency, exercise price of an Option (provided that such Option is not held by an Insider Participant) and method of determining the exercise price, assignability and effect of termination of a Participant’s employment or cessation of the Participant’s directorship;

(iii)	changing the class of Participants eligible to participate under the Plan;

(iv)	changing the terms and conditions of any financial assistance which may be provided by the Company to Participants to facilitate the purchase of Common Shares under the Plan; and

(v)	adding a cashless exercise feature, payable in cash or securities, whether or not providing for a full deduction of the number of underlying Common Shares from the Plan reserve.

            Shareholder approval will be required in the case of: (i) any amendment to the amendment provisions of the Plan; (ii) any increase in the maximum number of Common Shares issuable under the Plan; and (iii) any reduction in the exercise price or extension of the Option Period benefiting an Insider Participant, in addition to such other matters that may require shareholder approval under the rules and policies of the TSX.

8.          No Further Right

            Nothing contained in the Plan nor in any Option granted hereunder shall give any Participant or any other person any interest or title in or to any Common Shares of the Corporation or any rights as a shareholder of the Corporation or any other legal or equitable right against the Corporation whatsoever other than as set forth in the Plan and pursuant to the exercise of any Option, nor shall it confer upon the Participants any right to continue as an officer or employee of the Corporation or of its subsidiaries.

9.          Compliance with Laws

            The obligations of the Corporation to sell Common Shares and deliver share certificates under the Plan are subject to such compliance by the Corporation and the Participants with all applicable corporate and securities laws as the Corporation deems necessary or advisable.